Exhibit 99.1

           GREAT WESTERN LAND & RECREATION REPORTS AUDITED RESULTS FOR
                      FISCAL YEAR ENDED SEPTEMBER 30, 2005

    SCOTTSDALE, Ariz., Jan. 5 /PRNewswire-FirstCall/ -- Great Western Land and Recreation, Inc. (OTC Bulletin Board: GWES), a real estate developer with approximately 10,000 acres of urban and ranch land in various stages of development in the Southwest, today reported it posted net earnings available for common shareholders for the fiscal year ended September 30, 2005 of $1.1 million, or five cents per share on 24,929,768 weighted average shares outstanding. This compares with a net loss to common shareholders of $1.2 million, or six cents per share on 20,886,002 weighted average shares outstanding the previous year. The increase in the number of fully diluted shares outstanding assumes full conversion of convertible preferred shares issued to acquire certain properties in 2005 and exercise in full of additional options granted during the year. Real estate and real estate investment sales in fiscal 2005 rose to $7.7 million compared with sales of $6.4 million a year earlier.

    Results for the fourth quarter included net income of $695,122, or three cents per share on 24,929,768 weighted average shares outstanding, compared with a net loss of $326,776, or two cents per share on 20,886,002 weighted average shares outstanding in the same period a year earlier. Real estate sales in the fourth quarter of 2005 amounted to $2.7 million vs. $5.0 million in the fourth quarter a year ago.

    "In 2005 we benefited from favorable economic conditions, from newer projects starting to show results, and continued strength in the housing markets in Texas and Arizona, our two primary markets," said Jay N. Torok, chairman and chief executive officer. "We have been very selective in the locations and kinds of projects we undertake and that strategy is starting to be reflected in our financial performance."

    "Our financial results also reflected higher gross margin, which more than doubled to 47 percent in 2005 from 22 percent a year ago. We were able to achieve this margin expansion primarily through increases in land prices we implemented, particularly at our Wagon Bow Ranch property in Arizona's Aquarius Mountains. As we mentioned in previous announcements, we are developing the Wagon Bow Ranch in a manner that makes it an extremely attractive choice for persons looking for a vacation home or recreational property."

    Operating, selling, general and administrative expenses grew 22.2 percent to $2,088,241 in 2005 from $1,684,539 the prior year. The increase was due to higher staffing-related costs, professional fees and rent expense, partially offset by lower insurance costs and the allocation of certain indirect costs to projects underway, Torok noted.

    "Interest expense declined to about $330,000 in 2005 from approximately $483,000 the previous year due to sales of lots and repayment of development loans on several projects. Since it is a normal practice to finance each project separately, overall interest expense will fluctuate from year-to-year depending on the development stage of projects in the pipeline," Torok noted.

    Great Western said its balance sheet also showed improvement at the end of fiscal 2005. Cash and equivalents stood at $5.5 million, up from $1.7 million at the same time a year earlier. Notes and accounts receivable rose to $1.4 million compared with $311,000 at the end of 2004. While assets rose to $23 million at the end of 2005, Torok noted that the asset value shown on the balance sheet represents only a fraction of the estimated realizable value of the company's land holdings.

    Liabilities at year-end included notes payable of $13.2 million, compared with $5.5 million at the end of 2004, and subordinated debt of $3.5 million vs. $3.2 million a year earlier.

    "As previously announced, we are using the increased value of our existing properties as a source of additional funds to finance continued growth. We are actively seeking additional properties in attractive locations, both within our primary markets of Texas and Arizona and elsewhere. However, as discussed in our announcement of December 19, we will continue to be selective so we can maintain the momentum we have established into 2006 and beyond," Torok said.

    Shareholders' equity at the end of 2005 stood at $4.5 million, up from $2.5 million at the same time last year.

    "We established substantial momentum in 2005," Torok said. "As mentioned previously, we have formed a home-building subsidiary, Sage Homes, which will begin planned construction activities at several locations in 2006. We have decided to take in-house several projects already underway. That should give us better control over schedules and help us control costs."

    "We expect sales to increase strongly in 2006 as the impact of our two large projects in suburban Houston begin to contribute and prices continue to improve for all projects, especially at our Wagon Bow Ranch development in Arizona. We also expect to benefit later in the year from sales at our Apache Highlands condominium development in East Mesa, Arizona."

    Outlook
    "We anticipate that sales will exhibit typical seasonality in 2006, with the second half of the year expected to be the strongest period, but we are optimistic the year as a whole will be even stronger than 2005," Torok added. "As is typical in our business, we expect results in the first quarter to be relatively soft, due to factors including the holiday season and the reluctance of consumers to make commitments toward year-end."

    About Great Western Land and Recreation
    Great Western Land and Recreation Inc. is a real estate development company based in Scottsdale, Arizona. The company's roots go back to one of the oldest mortgage and investment banking firms in Kansas. The bulk of Great Western's activity is focused in two of the nation's fastest-growing major metropolitan areas, Houston and Phoenix. It is also developing a major ranch property in Arizona.

    Additional information is available at http://www.gwland.com .

    This news release may contain certain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are often characterized by the use of words such as "may," "believes," "plans," "will," "anticipates," "estimates," "expects," or "intends" or by discussions of strategy, plans or intentions. All forward-looking statements in this news release, including statements regarding sales, new projects and financing of capital expenditures, are made based on the company's current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions, competitive factors, real estate market conditions, changing demographic conditions, adverse weather conditions and natural disasters, delays in construction schedules, the availability of qualified third-party contractors, cost overruns, changes in government regulations or requirements, increases in real estate taxes and other local government fees, the company's ability to locate new projects and to finance the acquisition and development of these projects on acceptable terms, changes in interest rates, the unpredictability of the timing of real estate sales and the cost of land, materials and labor. Additional information is included in the company's filings with the Securities and Exchange Commission, and can be found at http://www.sec.gov . Great Western Land and Recreation assumes no obligation to update any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of this news release.

    Tables follow ...

                     GREAT WESTERN LAND AND RECREATION, INC.
                           CONSOLIDATED BALANCE SHEET
                               September 30, 2005

                                 ASSETS

Cash and cash equivalents                             $    5,478,682
Notes and accounts receivable
 (net of allowance of $115,000)                            1,363,220
Land held for development and sale                        14,768,847
Receivable from related entities                              33,005
Property and equipment, net of accumulated
 depreciation of $105,268                                    197,229
Other                                                      1,153,995
                                                      $   22,994,978

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Notes payable                                       $   13,230,535
  Subordinated debt                                        3,507,948
  Payable to related entities                                908,510
  Accounts payable and other accrued
   liabilities                                               809,140
     Total liabilities                                    18,456,133

Minority interest                                             34,915

Stockholders' Equity
Preferred stock, $0.001 par value;
 10,000,000 shares authorized; 31,319 shares
 issued and outstanding; 20,000 additional
 shares issued, held by a subsidiary and
 reported as treasury shares; liquidation
 value - $2,419,200 at September 30, 2005                  2,200,304
Common stock, $0.001 par value; 30,000,000
 shares authorized; 21,315,973 shares issued
 and outstanding                                              21,315
Additional paid-in capital                                 2,558,720
Accumulated other comprehensive loss                            (733)
Accumulated deficit                                         (275,676)
   Total stockholders' equity                              4,503,930
                                                      $   22,994,978

                     GREAT WESTERN LAND AND RECREATION, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       Year ended       Year ended
                                                      September 30,    September 30,
                                                          2005             2004
                                                     --------------   --------------
Real estate and real estate
 investment sales                                    $    7,676,371   $    6,418,352
Cost of real estate sales                                 4,049,401        5,014,922
  Earnings from sales of real estate
   and real estate investments                            3,626,970        1,403,430

Operating, selling, general and
 administrative expense                                   2,058,241        1,684,539
Loss on impairment of long-lived assets                           -          211,889

Earning (loss) from operations                            1,568,729         (492,998)

Other income (expense)
  Interest expense                                         (329,651)        (482,975)
  Interest income                                            37,270            7,399
  Other income (loss)                                        51,722           68,262
                                                           (240,659)        (407,314)

Earnings (loss) before minority interest
 and discontinued operations                              1,328,070          900,312)
Minority interest                                              (412)          (3,275)

Earnings (loss) from continuing
 operations                                               1,327,658         (903,587)
Loss from discontinued operations
 (no income tax effect)                                     (84,211)        (249,461)

Net earnings (loss)                                       1,243,447       (1,153,048)
Less: Preferred stock dividends
 applicable to the period                                  (111,002)         (73,702)

Net earnings (loss) available to
 common shareholders                                 $    1,132,445   $   (1,226,750)

Net earnings (loss) per common and
 common equivalent share
  Basic:
    Continuing operations                            $         0.06   $        (0.05)
    Discontinued operations                          $         0.00   $        (0.01)
  Total                                              $         0.06   $        (0.06)

  Diluted:
    Continuing operations                            $         0.05   $        (0.05)
    Discontinued operations                          $         0.00   $        (0.01)
  Total                                              $         0.05   $        (0.06)

Weighted average common and common
 equivalent shares outstanding
  Basic                                                  21,165,584       20,886,002
  Diluted                                                24,929,768       20,886,002

SOURCE  Great Western Land and Recreation, Inc.
    -0-                             01/05/2006
    /CONTACT: Jay N. Torok, Chairman and CEO of Great Western Land and Recreation, +1-480-949-6007; or Mike Arneth or Brien Gately, both of The Investor Relations Co., +1-847-296-4200/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site: http://www.gwland.com /